Exhibit 10.1

Execution version

MANAGING GENERAL AGENCY
AND CLAIMS ADMINISTRATION AGREEMENT
("Agreement")
Between
FedNat Underwriters, Inc.
(Hereinafter called the "MGA")
And
Monarch National Insurance Company
(Hereinafter called the "Company")
Made as of the 17th day of March, 2015.

WHEREAS, the Company is admitted to transact insurance business in the State of Florida and such other states identified in Schedule I of this Agreement, and authorized to issue policies of insurance in those states and may be admitted in additional jurisdictions in the future; and

WHEREAS, the Company desires MGA to act as its managing general agent with respect to insurance policies for the authorized insurance coverages as specifically set forth in this Agreement (the "Authorized Coverages") set forth in Schedule I to this Agreement (the applied for, issued coverages are sometimes referred to as "Policy(ies)"), in each state in which the Company is licensed and authorized to transact insurance, including renewals, issued from the Effective Date of this Agreement until terminated as hereinafter set forth; and

WHEREAS, MGA desires to produce, administer and manage the Policies and to adjust claims and provide other services in connection with such policies, including but not limited to marketing, claims analysis, general ledger accounting, information services, product and underwriting development and management, reinsurance negotiation and catastrophe risk management on behalf of the Company; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties have agreed that the terms of this Agreement shall be effective as of March 17, 2015, (the "Effective Date") and do otherwise agree as follows:

ARTICLE I - GENERAL PRINCIPLES

1.1.                          In accordance with Section 626.7451, Florida Statutes ("F.S."), or such other laws and regulations of such other jurisdictions encompassed by this Agreement, the Company appoints MGA for the purpose of producing and handling Policies for the Authorized Coverages of business set forth in Schedule I and issued or renewed on or after the Effective Date of this Agreement.  MGA agrees to produce the Authorized Coverages of business in accordance with the territory and limits of liability set forth in Schedule I hereto and the Company's established and approved underwriting requirements and premiums for the Authorized Coverages of business.

1.2.                          The Company, relying upon the expertise of MGA, grants authority to MGA hereunder solely with respect to production and administration of the Policies.  Nonetheless, the Company being at risk and having ultimate responsibility and authority for the Policies issued by MGA, at all times shall have the overriding authority and discretion with respect to any decisions and all matters pertaining to the Polices and to the general welfare of the Company.

1.3.                          Consistent with the intention of the parties to produce an operating profit for the Company, MGA shall manage its affairs in accordance with the terms of the Agreement in an ethical and professional manner and in accordance with all applicable laws and regulations of the State of Florida or the applicable laws and regulations of such other states in which the Company is licensed and authorized to transact insurance.

1.4.                          The Company, relying upon the expertise of MGA, grants authority to MGA to solicit and negotiate reinsurance with respect to the programs authorized by the Company; but MGA acknowledges that the Company is a party to that certain Reinsurance Capacity Right of First Refusal Agreement, dated the date hereof, by and between the Company and Transatlantic Reinsurance Company (the “ROFR”), and MGA agrees to solicit and negotiate reinsurance on behalf of the Company in accordance with the terms and conditions of the ROFR. Nonetheless, the Company being at risk and having ultimate responsibility for all reinsurance contracts issued, will have the ultimate authority and discretion to approve or disapprove all contracts for reinsurance, retention levels and other aspects of the reinsurance program.

1.5                            The Term of this Agreement shall continue for a period of three (3) years from the Effective Date unless sooner terminated pursuant to the terms of this Agreement (the “Initial Term”).  This agreement shall automatically renew for additional one (1) year terms (each a “Renewal Term”) unless either party provides the other with written notice of intent not to renew at least one hundred and eighty (180) days prior to the expiration of the Initial Term or any Renewal Term.

ARTICLE II - UNDERWRITING AUTHORITY

2.1.                          Agents.  The Company hereby grants to MGA authority to accept applications to issue the Policies received through appointed licensed insurance agents ("Producing Agents") and agents authorized as "Brokering Agents" (as defined in Section 626.752, F.S. or as defined by other similar statutes in any state in which the Company issues Policies).  MGA may not authorize or facilitate the appointment of any insurance broker or agent, or any other entity, to issue Policies on behalf of the Company without the prior written consent of the Company.  MGA may not appoint a sub-managing general agent for the business of the Company.  The Company reserves the right, at the discretion of its Board of Directors, to appoint one or more sub-Managing General Agents for the business of the Company. MGA may not permit any of its sub-producers to serve on its Board of Directors.  MGA will comply with any underwriting guidelines promulgated by the Company.

2.2.                          Agent Agreements.  Any and all agreements with any insurance broker, agent, Producing Agent, Brokering Agent or other entity (hereinafter collectively called the "Agent") shall be made directly between MGA and such Agent.  Such agreements shall provide that with respect to any action taken or not taken by MGA in connection with a Policy(ies) or this Agreement, the Agent shall look solely to MGA for any and all expenses, costs, causes of action and damages suffered by the Agent.  Nothing in this Section is intended to create a cause or claim against MGA that the Agent would not otherwise have against the Company.

2.3.                          Agent Responsibility.  MGA shall process all Agent appointments made by the Company and bear sole responsibility to oversee the placement of business through Agents.  With respect to a Policy(ies) or this Agreement, MGA shall indemnify and hold the Company harmless and reimburse the Company for any and all fines and expenses levied against or incurred by the Company as a result of MGA accepting business from an unlicensed Agent, or the failure of the Company, MGA, or any Brokering Agent to comply with Section 626.752, F.S. regulating the exchange of business between insurer and Brokering Agents, unless such costs and expenses result solely from the Company's failure to take legally required or reasonably necessary specific actions recommended to the Company by MGA.'

2.4.                          Policy Services.  Pursuant to the terms and provisions of this Agreement, the Company hereby grants to MGA authority to receive and accept proposals of insurance from the Effective Date of this Agreement until the termination of this Agreement for the Authorized Coverages.  Such authority shall include the binding of coverage, the issuing and endorsing of Policies in the name of the Company, and the canceling and non-renewing of such binders and contracts when the best judgment of MGA dictates and in accordance with any underwriting guidelines promulgated by the Company.

2.5.                          Underwriting.  The Company grants MGA authority to provide the Policies pursuant to the underwriting guidelines provided in writing to MGA by the Company, as the same may be amended by the Company in its sole discretion from time to time (the “Underwriting Guidelines”).  Such Underwriting Guidelines shall include, but not be limited to, guidelines pertaining to the basis of the rates to be charged, types of risks to be written, maximum limits of liability, applicable exclusions, territorial limitations, policy cancellation provisions, and maximum policy period. All Underwriting Guidelines that the Company provides MGA, in writing, shall be deemed incorporated in this Agreement by reference and adoption.  The Company grants MGA authority to operate within written guidelines approved in writing by the Company, subject, however, to the professional judgment of supervisory underwriting personnel; and any Policy issued by or at the request of MGA which does not fall within such guidelines shall, at the Company's request, be promptly terminated, and MGA shall indemnify the Company from and against any liability thereunder.  MGA agrees to provide promptly to the Company such information as it may reasonably require in order to ensure that MGA is fairly allocating risk between the Company and any other affiliated insurer of MGA. MGA will at all times manage the Policies and the Company’s risk in accordance with the Underwriting Guidelines as determined by the Company from time to time.

2.6.                          One-Year Terms.  The Company only grants MGA authority to issue or have issued Policies having a maximum term of one year.

2.7.                          Policy Language.  The Company grants MGA authority to utilize only insurance contract wordings, endorsement wordings and rates that are approved by the Company and are properly filed and approved, to the extent necessary, by the appropriate regulatory authorities of the State of Florida or of such other states in which the Company is licensed and authorized to transact insurance.

2.8.                          MGA Appointment:   Maximum Annual Net Written Premium Production.  The Company appoints MGA to issue Policies on behalf of the Company in the State of Florida and such other states in which the Company is licensed and authorized to transact insurance.  Other than through MGA, Company agrees not to write the Authorized Coverages of business that the Company is duly licensed to write, or to appoint another managing general agent to write the Authorized Coverages of business that the Company is duly licensed to write, in the State of Florida or such other jurisdictions identified on Schedule I of this Agreement during the term of this Agreement as set forth in paragraph 1.5 herein (the "Term").  Under no circumstances shall MGA produce from the Authorized Coverages direct and assumed written premium in excess of $250,000,000 in any year without the express written approval of the Company. MGA shall not produce an amount of business requiring the Company to infuse additional capital or surplus solely as a result of such production, but MGA will not be liable to the extent any business is produced requiring an additional capital infusion or surplus due to the Company failing to advise MGA that the Company is approaching its yearly written premium limit.

2.9.                          Policyholder Information. The Company and MGA shall fully comply with the provisions of any applicable Federal laws, the laws of the State of Florida and the applicable laws of such other states in which the Company is licensed and authorized to transact insurance applicable to policyholder information. The policyholder information will be the property of the Company.

2.10.                       Expirations. In the event of the termination of this Agreement, MGA's records and the use and control of expirations of the Company's business produced by Agents registered or appointed by the Company shall be the property of the Company, and MGA will ensure that all agreements between the Agents and MGA so provide.  Upon such termination, MGA will turn over to the Company all such books and records and all policyholder information.  During the term of this Agreement and for five (5) years following its termination, MGA shall not, and shall not encourage any other person to, make any statement or take any action which has either the intention or the effect of disparaging the Company or its business.   During the term of this Agreement and for two (2) years following its termination, MGA and its affiliates agree that they shall not collaborate with any Agent to move a Policy from the Company to any issuer of insurance policies affiliated with MGA, nor take any other action reasonably calculated to cause an Agent to move any business away from the Company, including, but not limited to, offering or coordinating with any other issuer of insurance policies to offer a “Me Too” program with respect to the Policies.  In addition, MGA will not interfere, directly or indirectly, with the Company’s or any successor managing general agent’s renewal of any of the Company’s business.  Without limiting the foregoing, the Company agrees that advertising by an affiliate of MGA, including Federated National Insurance Company (“FNIC”), that is directed at the public at large regarding its products and services generally shall not violate this Section.

2.11.                       Premium Financing.  With respect to Policies, MGA shall have the authority to enter into agreements with premium finance companies ("PFCs"), to receive notices of premium financing, to receive proceeds of premium financing, and to receive and act upon notices and requests of cancellations from PFCs; but in entering into any agreement with a PFC, MGA will (a) promptly disclose the terms of such agreement to the Company, and (b) reserve the Company’s right (i) to terminate such agreement upon 30 days’ notice, and MGA will indemnify and hold harmless the Company from any penalties incurred as a result of such termination, and (ii) to cause such premium financing to be replaced by a competitive product offered by the Company or by another PFC in the marketplace.  MGA shall not delegate this authority to any Agent.  Subject to the PFCs contracts with the insureds and applicable statutes (e.g. F.S. §627.848) and rules and regulations of the State of Florida or of such other states in which the Company transacts insurance, and to the extent of the contract balances due the PFCs from the insureds, MGA shall return all unearned premium directly to the PFCs to the extent held by MGA and shall cause the Agents to return all unearned commission to the PFCs to the extent held by the Agents.

ARTICLE III - HANDLING OF FUNDS

3.1.                          Depository Account.  MGA shall accept in a fiduciary capacity, on behalf of the Company, all premiums, policies, fees, interest, and service charges collected and other funds relating to the business written under this Agreement.  The Company shall establish and maintain a "Depository Account" in a bank mutually agreed upon by MGA and the Company.  The bank must be a member of the Federal Reserve System whose accounts are insured by the Federal Deposit Insurance Corporation.  All premiums, policy fees, interest, and service charges collected by MGA shall be deposited into the Depository Account.  Deposits to the Depository Account are to be made daily or no less seldom than weekly if daily determination of the deposit amount required is not feasible.  Subject to the terms of this Agreement, the proceeds of the Depository Account shall be used for payments as directed by the Company.  There may be retained in such Depository Account no more than sixty (60) days of estimated claim payments and Allocated Loss Adjustment Expenses. It is acknowledged and agreed that any investment income earned and costs assessed in connection with the Depository Account belong to the Company.

3.2.                          No Commingling.  MGA shall not commingle any premium or escrow trust funds with personal accounts or other funds held by MGA in any other capacity.

3.3.                          Premiums.  MGA assumes responsibilities for, and shall promptly deposit into the Depository Account in accordance with Section 3.1 hereof, all premiums collected on Policies issued by or through MGA or on MGA's behalf for the Company.  MGA shall be responsible for the collection of all premiums due from Producing Agents, Brokering Agents and insureds for Policies issued hereunder.

3.4.                          Disbursement Account.  The Company will maintain and adequately fund a Disbursement Account ("Disbursement Account") for the payment by MGA of unearned premiums arising due to cancellation or endorsement of the Company's Policies produced by MGA.  The Company will provide MGA revocable signature authority over this account.

3.5.                          Bank Failure.  MGA shall not be liable for any loss which occurs by reason of the default or failure of the bank in which the Depository Account and Disbursement Account are maintained and such loss shall not affect MGA's obligations under this Agreement.

3.6.                          Return Commissions.  MGA shall refund to the Company unearned commissions on policy cancellations, reductions in premiums or any other return premiums at the same rate of which such commissions were originally retained.

3.7.                          Policy Fee.  MGA shall comply with the provisions   of Section 626.7451(11), F.S., and the applicable laws and regulations of such other states in which the Company is licensed and authorized to transact insurance, and shall be entitled to retain as fully earned upon payment by the customer any duly authorized and collected per-policy fee pursuant to such law(s).  The per-policy fee in Florida shall not exceed $25.00 or such other amount as may be authorized under Florida law or the amount established by applicable laws and regulations in such other states in which the Company is licensed and authorized to transact insurance, as applicable.  In no instance shall the aggregate of the per-policy fees for a placement of business authorized under Section 626.7451(11), F.S., when combined with any other per-policy fee charged by the Company, result in per-policy fees which exceed the aggregate amount of $25.00 or the amount as may be authorized by Florida law or the amount established by the applicable laws and regulations in such other states in which the Company is licensed and authorized to transact insurance, as applicable.  The per-policy fee shall be a component of the Company’s rate filing, if required by the applicable laws of each state in which the Company transacts business.

ARTICLE IV - OTHER REPORTS & REQUIREMENT

4.1.                          Underwriting Records and Financial Reporting.  MGA shall maintain separate, complete and orderly underwriting files or electronic files, records and accounts of all transactions involving the Company in accordance with generally accepted accounting principles (“GAAP”) and statutory accounting principles approved by the National Association of Insurance Commissioners and as modified by Florida law or the laws of such other states in which the Company is licensed and authorized to transact insurance and the regulations pertaining thereto (“SAP”), as applicable.  Furthermore, MGA will provide such reports as required by the Company to assist FNHC and Crosswinds Holdings Inc. (“Crosswinds”) in fulfilling their respective reporting obligations as public companies.

4.2.                          Inspection.  The Company or its authorized representatives shall have the right (but not the obligation) at all reasonable times during business hours of operations to inspect MGA's books, records and bank accounts, wherever located, which pertain to the business which is the subject of this Agreement and shall have the right to copy or make abstracts from such books and records.

4.3.                          Written Operating Procedures.  MGA shall establish and maintain written operating procedures regarding the issuance of all Policies and endorsements, as well as the collection of premiums related thereto.  Such procedures shall be forwarded to the Company and shall be subject to the Company's review, modification and written approval.

4.4.                          Reserved.

4.5.                          Records.  MGA shall ensure that copies of all Policies and applications and correspondence related to the Policies, either as hard copies, on microfiche or archived in electronic media shall be maintained, or otherwise readily accessible, by MGA and available for inspection by the Company.  The Company shall have access and the right to copy all accounts and records related to business written hereunder in a form usable by the Company.  MGA shall provide access to all of MGA's books, bank accounts, and records to the Florida Office of Insurance Regulation and Department of Financial Services (collectively, the "Department") or other applicable regulatory authorities in each state in which the Company transacts insurance in a form usable by the Department or such other regulatory authority.  All records shall be retained by MGA according to the provisions of Section 626.561, F.S., or the applicable laws and regulations of such other states in which the Company is licensed and authorized to transact insurance.  Upon termination of this Agreement, MGA will turn over all such records to the Company, which will not destroy these permanent copies without the written permission of MGA for the longer of five (5) years from the termination date of the Policy or the period specified by the applicable Florida statute regulating preservation of records or the other applicable laws and regulations of such other states in which the Company is licensed and authorized to transact insurance.

4.6.                          Complaints:  MGA and the Company's Duty to Forward Complaints.  MGA shall maintain and make available for inspection by the Company, a complaint log(s) of all written: (i) complaints and requests for assistance received by MGA or the Company from the Department or any other agency or department of the State of Florida or any other state or jurisdiction, at the request of an insured, claimant, lienholder, or any other interested party to a Policy or claim thereunder; and (ii) lawsuits and arbitrations.  The log(s) will include the name of the complainant, the Policy number and/or claim number, and the date the complaint was received.  MGA shall maintain copies of the complaints and MGA's written response regarding resolution and remedy of said complaint.  The Company shall forward to MGA, by next day delivery service, all complaints, time-demand correspondence, and subpoenas received by the Company relevant to MGA in connection with this Agreement. MGA shall send Notice to the Company as soon as MGA becomes aware of (i) a claim or threat of claim that threatens a bad faith cause of action or class action, or (ii) an intent to bring an administrative action against MGA or the Company on the part of the Florida Office of Insurance Regulation (“OIR”), the Florida Department of Financial Services (“DFS”), or any analogous administrative body in such other states in which the Company is licensed and authorized to transact insurance.

4.7.                          Licenses.  The Company and MGA shall maintain all licenses and regulatory approvals necessary to conduct the business covered under this Agreement.  MGA represents that it holds a currently effective managing agent's license in Florida and any other license required in such other jurisdictions in which the Company does business with MGA pursuant to this Agreement and agrees to maintain such license in good standing during the Term of this Agreement and any extensions thereof.

4.8.                          Cancellations.  Notwithstanding the authority granted to MGA by the Company, the Company may require MGA to terminate coverage provided by any Policy so long as such termination does not violate Florida law or the laws and regulations of any other state in which the Company is licensed and authorized to transact insurance.  If the Company exercises this right, the Company shall do so in a writing which includes the reasons for such termination and which instructs MGA to send appropriate non-renewal or cancellation notice as required by contract wording or relevant regulatory or statutory authority to terminate coverage.

4.9.                          Agent Licensing.  MGA is required and agrees to be in compliance with, and MGA shall make reasonable inquiry and take all reasonable steps to ascertain that all Agents are in compliance with, all state laws and regulations, which affect the Policies and the Agents.

4.10.                       IRS Forms.  MGA, or an affiliate designated by MGA and approved by the Company in writing, shall prepare and furnish each Agent with an IRS form 1099 each year when required.

4.11.                       Advertisement.  MGA shall obtain the approval of the Company before issuing any advertisement, circular, pamphlet or other publication, which contains the Company’s name or logo.

4.12.                       Errors and Omissions Coverage.  To further secure the Company, MGA shall maintain an errors and omissions insurance policy issued by an insurance carrier admitted in Florida, rated "B+" or better by A.M. Best, with policy limits of no less than an amount to be determined by the Board of Directors of the Company, and in no event less than One Million Dollars ($1,000,000), and a deductible no greater than One Hundred Thousand Dollars ($100,000).

4.13.                       Report of Accounts.  MGA shall render accounts to the Company detailing all transactions and remit all funds due under the terms of this Agreement to the Company on a monthly or more frequent basis as requested by the Company.

4.14.                       Additional Limitations on Authority.  The Company does not grant MGA authority to, and MGA shall not:

a.	Negotiate, cede, purchase, or bind any reinsurance or retrocession, including but not limited to facultative or treaty, on behalf of the Company without prior approval by the Company.
b.	Commit the Company to participate in insurance or reinsurance syndicates.
c.	Appoint any Agent or producer without assuring that such Agent or producer is lawfully licensed to transact the type of insurance for which such Agent is appointed.
d.	Collect any payment from a reinsurer without the Company's prior approval. If prior approval is given, a report must be promptly forwarded to the Company.
e.	Without the prior approval of the Company, pay or commit the Company to pay a claim over a specified amount, net of reinsurance, which exceeds one (1%) percent of the Company’s policyholder’s surplus as of December 31 of the last completed calendar year.

4.15.                       Additional Services.  MGA will manage the Company’s production of quarterly and annual financial statements for remittance to the OIR; periodic license renewals of the Company; regulatory filings of the Company with the Florida Hurricane Catastrophe Fund; submission of the Company’s rate filings for approval with the OIR; handling of financial and market conduct exams with the OIR; and such other insurance company filings and duties that may arise from time to time.

ARTICLE V - MGA'S COMPENSATION

5.1.                          Compensation.  The Company shall pay to MGA, as its sole and full compensation for all authorized business placed with the Company under this Agreement, and not including the fees and expenses to be paid to MGA for those claim adjustment services provided in Article VII herein, the commission and policy fee set forth in Schedule II to this Agreement (hereinafter the "Compensation").

ARTICLE VI- EXPENSES

6.1.                          MGA's Expenses.  Except as otherwise provided in this Agreement, MGA shall pay all expenses incurred by MGA in connection with the underwriting, production, marketing and servicing of the Policies, including but not limited to the following:

a.	Printing of proposals, policy jackets, contracts of insurance, endorsements, cancellation notices, premium notices, records and reports, and all other documents required to fulfill the obligations of MGA under this Agreement.
b.	Advertising and public relations expenses authorized by MGA. The Company's prior written approval shall be required with respect to any advertising or public relations material that contains the Company's name or logo.
c.	MGA's general office expenses, including rent, salaries, utilities, data processing performed by MGA, transportation, furniture, fixtures, equipment, supplies, telephone, postage, and other general overhead expenses.

6.2.                          Company's Expenses.  The Company shall pay directly all charges and expenses directly attributable to its operations, including but not being limited to the following: Board and Bureau fees; state guaranty fund assessments and other assessments for, or based on, business written pursuant to this Agreement; premium taxes and any other assessments levied by a state or local governmental authority on business written hereunder; cost of reinsurance; and legal and auditing expenses incurred at the direction of the Company.

6.3.                          Reimbursement by MGA.  In addition to any rights granted to the Company hereunder, the Company shall be entitled to immediate reimbursement or payment from MGA for all ordinary, reasonable and necessary costs, charges and expenses (collectively called "Expenses") paid or incurred by the Company by reason of or in connection with (i) the termination of this Agreement pursuant to Section 8.2, or (ii) the breach or non-performance of any covenant or obligation to be observed or performed by MGA or any Agent; provided, however, that in the case of a breach or non-performance by MGA, the Company shall have given MGA written notice of the breach or non-performance and MGA shall not have cured same within thirty (30) days after the date of the notice, or if same is of such a nature that it cannot reasonably be cured within such time, if MGA has not within such time commenced to cure same and does not diligently continue to and actually cure same within ninety (90) days after the date of the notice.  Any expenses incurred by the Company after the giving of such notice shall be promptly reimbursed by MGA.  Without limiting the generality of the foregoing, MGA's covenants and obligations as referred to herein shall include but not be limited to:

a.	the obligation to deposit, report and remit premiums to the Company;
b.	the obligation to remit return premiums to the insureds when due;
c.	the obligation to process all policies, endorsements and notices of cancellation and/or non-renewal pursuant to the Company's Underwriting Guidelines;
d.	the obligation to observe and comply with Underwriting Guidelines and sub-agent appointment procedures;
e.	the obligation to observe and comply with all statutes, regulations, rules and rates;
f.	the obligation to comply with the requirements of Article III hereinabove; and
g.	the obligation to administer and pay claims.

6.4                           Unauthorized Business.  The writing, binding or issuance of policies and risks by MGA not in accordance with the conditions set forth in this Agreement and any Addenda hereto constitutes a breach of this Agreement, and any loss and expense incurred by the Company resulting from such breach shall be paid or reimbursed by MGA.  In the event the Company sustains a loss on a Policy or risk which MGA has written, issued or bound which is not within the scope of its authority under this Agreement and any addendum hereto, MGA shall reimburse the Company for the amount of the loss plus the expenses incurred by the Company because of the loss.

6.5.                          Coverage.  In the event that any obligation to grant or extend insurance coverage is imposed on the Company by a Court or the Department or any other state or jurisdiction as a result of any breach or non-performance by MGA or any Agent of its or their obligations under the Policies, then and in that event, MGA shall (a) pay any fine or penalty imposed upon the Company and all Expenses incurred by the Company.  MGA may seek reimbursement for such fine, penalty, or Expenses from the responsible Agent or cause such Agent to pay such fine, penalty, or Expense.

ARTICLE VII – CLAIMS ADMINISTRATION SERVICES

7.1.                          General Authority.  The Company appoints MGA for the purpose of investigating, evaluating, handling, adjusting, and settling each claim which may arise during the term of this Agreement under the Policies (“Claims Services”) within the established authority for claims as set forth in Schedule III which is incorporated herein by reference.

7.2.                          Duties of MGA.  In addition to, and without limiting, any duties which may be owed by MGA pursuant to Florida law or the laws of such other states in which the Company is licensed and authorized to transact insurance, and the applicable regulations pertaining thereto, MGA shall:

a.	Utilize and enter the Company claims data into the claims administrative system as directed by the Company in a timely manner.
b.	Dedicate sufficient and appropriate human, equipment and computer resources to provide the Company with the Claims Services enumerated in Schedule III to this Agreement. The Claims Services shall use only licensed adjusters (as defined in Chapter 626, Part VI, F.S. or the other laws and regulations of such other states in which the Company is licensed and authorized to transact insurance and does transact business (if applicable)), and licensed private investigators (as described in Chapter 493, F.S. or the laws and regulations of such other states in which the Company is licensed and authorized to transact insurance and does transact business (if applicable)), or catastrophic adjusters, where applicable, (as defined in Section 626.859, F.S. or the laws and regulations of such other states in which the Company is licensed and authorized and does transact insurance (if applicable)), and such adjusters and investigators shall comply with and conform to the Florida Statutes, and any applicable rules, orders, and written interpretations issued by the Department or such other laws and regulations of such other states in which the Company is licensed and authorized and does transact insurance.

c.
Investigate, evaluate, handle, adjust and settle each claim assigned MGA within the authority established for claims as set forth in Schedule III, which authority is subject to termination for cause or upon termination of this agreement in accordance with Section 626.7451(7(d), F.S. or such other laws and regulations of such other states in which the Company is licensed and authorized and does transact insurance (if applicable).

d.	Designate an employee to act as liaison with the Company to facilitate the provision of the Claims Services.
e.	Maintain the confidentiality of data or information which is the property of the Company and which is accessible by MGA in the implementation and performance of the Claims Services.
f.
Maintain complete, accurate and orderly claims books, files, records and accounts of all transactions in accordance with GAAP and SAP, which files shall be the joint property of the Company and MGA. The data in any electronic claims files maintained by MGA shall be transmitted to the Company in a timely manner as reasonably directed by the Company.

g.
Maintain during the term of this Agreement copies of all claims and correspondence related to the claims for a period of six (6) years after the date of closure of such claim.  MGA shall not destroy these copies without the written permission of the Company. MGA may, with permission from Company, use magnetic, optical, and other types of technology to store such data.  At the end of such six (6) year period relevant to any claim, the Company shall authorize MGA to either (a) destroy the closed file or (b) return such file to the Company at the Company’s expense.    Upon an order of liquidation of the Company, the claims files shall become the sole property of the Company or its estate once MGA has been paid for the services rendered.  MGA shall have reasonable access to and the right to copy all files, books and records on a timely basis.

h.
MGA shall adjust and handle through completion all claims still open upon termination or cancellation of this Agreement for an agreed upon fee per claim.  The Company shall continue to be responsible for the payment and reimbursement of expenses for such claims as provided in this Article VII. Notwithstanding the foregoing, any settlement authority granted to MGA may be terminated for cause upon the Company’s written notice to MGA or upon termination of this Agreement. The Company may suspend MGA’s settlement authority during the pendency of any dispute regarding the cause for termination.

i.	MGA agrees that all claims occurring during the Term of this Agreement will be reported to the Company and will be assigned to properly licensed persons.
j.	MGA agrees that Notice shall be sent by MGA to the Company as soon as it becomes known that a claim:
a.	Exceeds the limit set by the insurer;
b.	Involves a coverage dispute;
c.	Exceeds the managing general agent's claims settlement authority;
d.	Is open for more than 6 months; or
e.	Is closed by payment of an amount set by the Department or an amount set by the insurer, whichever is less;

7.3.                         Company Discretion.  MGA acknowledges and agrees that the Company, as the party at risk and having ultimate responsibility for the claims to be administered by MGA, shall at all times have ultimate discretion and authority with respect to all matters pertaining to the claims including, without limitation, the processing, handling, disposition, settlement, defense and litigation of all claims.  The Company’s exercise or failure to exercise such discretion and authority shall not in any way diminish, impair or otherwise affect the obligations of MGA hereunder, including, without limitation, the obligations to exercise reasonable care, to act in good faith, and to otherwise act in a prudent, fair and appropriate manner with regard to the Claims Services.

7.4.                          Duties of Company.

a.
The Company agrees that all claims occurring during the Term of, and under, this Agreement will be reported and assigned to MGA, unless the Company otherwise notifies MGA.  The Company will provide all information, in its possession, relevant to particular claims assigned to MGA in order for MGA to fulfill its duties and obligations as set out in Schedule III.  MGA shall notify the Company, in writing, should the Company fail to provide any relevant information requested by MGA regarding any specific claim.

b.	The Company shall appoint an individual with sufficient authority within the Company’s organization to facilitate MGA’s performance of the Claims Services enumerated in Schedule III.
c.
The Company and MGA acknowledge and agree that no claims payment and settlement of One Hundred Thousand Dollars ($100,000) or greater may be effected by MGA without the Company’s prior written consent.

d.	MGA shall provide to the Company at no cost to the Company access to the policy or claims administrator system of MGA on a twenty-four (24) hours a day, seven (7) days a week basis.

7.5.                          Audit Provisions.  The Company, its employees, and/or its authorized agents shall have the right, at any reasonable time during normal business hours and with reasonable notice to MGA, to review and/or audit the Company's claim files maintained by MGA.

7.6.                          Price and Payment.

a.
The Company agrees to pay Service Fees and Rates as specified in Schedule III A through Schedule III D of this Agreement.  Schedule III A shall govern the Service Fees and Rates payable to MGA by the Company on all new and renewal business written by the Company.   Schedule III B shall govern the Services Fees and Rates payable to MGA by the Company for subrogation and salvage activities.  Schedule III C shall govern the Services Fees and Rates payable to MGA by the Company under those special circumstances as agreed to in writing by the parties.   Schedule III D shall govern the Services Fees and Rates payable to MGA by the Company for catastrophic management services.

b.
The Service Fees and Rates may increase or decrease by mutual written agreement, if changes in the Claims Services mutually agreed to in writing substantially alter the servicing personnel, equipment, or result in the servicing being done on a different system.

c.	The Company agrees to pay all tariffs and taxes that are now or may become applicable to the Claims Services rendered.
d.
Service Fees and Rates for Claims Services will be due and payable fifteen (15) days after the close of the month in which Claims Services are performed in amounts pursuant to Schedules III A through III D attached to this Agreement.

e.
MGA and the Company will renegotiate, in good faith, the Claims Services Fees in the event of statutory, regulatory, or judicial changes that require additional activities not contemplated at the inception of this Agreement.  Should the parties be unable to reach an agreement within thirty (30) days of such changes, such disagreement will be resolved by binding arbitration in accordance with Article IX of this Agreement.

7.7.                          Definition and Payment of “Allocated Loss Adjustment Expense.”  All Allocated Loss Adjustment Expenses shall be paid by the Company. For purposes of this Agreement, “Allocated Loss Adjustment Expense(s)” shall mean any expense which is chargeable or attributable to the investigation, coverage analysis, adjustment, negotiation, settlement, defense or general handling of any Claim(s) or action(s) related thereto, or to the protection and/or perfection of the Company’s and/or its insured’s right of subrogation, contribution or indemnification.  Allocated Loss Adjustment Expense(s) includes, but is not limited to, the following:

a.
Reasonable out-of-pocket attorney’s fees and disbursements incurred in connection with the determination of coverage and/or the adjustment, defense, negotiation or settlement of any Claim; reasonable out-of-pocket attorney’s fees incurred for representation at depositions, hearings, pretrial conferences and/or trials;

b.
Costs incurred in handling any Alternative Dispute resolution proceeding (“ADR”), legal actions, including trials or appeals, or in pursuing any declaratory judgment action, including deposition fees, cost of appeal bonds, court reporter or stenographic service fees, filing fees, and other court costs, fees and expenses, transcript or printing costs and all discovery expenses; fees for service of process; fees for witnesses’ testimony, opinions, or attendance at hearings or trial;

c.	Statutory fines or penalties; pre- and post-judgment interest paid as a result of litigation, unless legal requirements define such interest as indemnity payments;
d.
Subcontractors fees and travel expenses, including independent adjusters, automobile and property appraisers, to the extent that same are incurred in the adjustment, negotiation, settlement or defense of any Claim (excluding MGA’s employees);

e.
Experts’ fees including reconstruction experts, engineers, cause and origin reports, photographers, accountants, economists, metallurgists, cartographers, architects, hand-writing experts, physicians, appraisers and other natural and physical science experts, plus the costs associated with preparation of expert reports, depositions, and testimony;

f.	Fees for surveillance, undercover operative and detective services or any other investigations;
g.	Costs for medical examinations, or autopsies, including diagnostic services, and related transportation costs, fees for medical reports and rehabilitation evaluations;

h.	Costs for any public records, medical records, credit bureau reports, and other like reports;
i.
Costs and expenses incurred in pursuit of the rights of contribution, indemnification or subrogation of the Company and/or its insured, including reasonable out-of-pocket attorney and collection agency fees and/or expenses;

j.
Medical or vocational rehabilitation expenses, and all other medical cost containment services, including, but not limited to, utilization review, pre-audit admission authorization, hospital bill audit or adjudication, provider bill audit or adjudication, and review of medical case management;

k.
Extraordinary travel and related expenses incurred by MGA at the express written request and approval of the Board of Directors of the Company, which are not otherwise payable under this Agreement; and

l.
With respect to MGA’s determination that an expense(s) incurred pursuant to this Agreement is an Allocated Loss Adjustment Expense, MGA makes no representation or warranty and assumes no responsibility that such determination (i) is in compliance with or meets the requirements of any statistical plan filing, statutory, regulatory, or insurance industry reporting scheme or the definition of the Allocated Loss Adjustment Expense thereunder; (ii) is or could be characterized as payment of loss or indemnity; or (iii) is or is not subject to insurance or reinsurance coverage or limits.  The Company agrees that it is responsible for making all such judgments and for complying with any and all such requirements.

Nothing stated in this Section 7.7 expands MGA’s authority as otherwise stipulated in this Agreement, and MGA’s discretion will be subject to the oversight of the Board of Directors of the Company.

7.8.                          Limitation of Liability and Remedies.

a.
In providing the Claims Services hereunder, MGA shall have a duty to act with a reasonable due care and caution, in good faith, and in a prudent manner. MGA shall be liable to the Company for any loss or damage sustained by the Company as a result of, or related in whole or part to, the bad faith, gross negligence or other intentional misconduct on the part of MGA, or its officers, directors, employees or agents.

b.
MGA agrees to indemnify, defend and hold harmless the Company, its shareholder, officers, directors, employees, agents, designees and affiliates and any of such affiliates’ officers, directors, employees, agents and designees (collectively “MGA-Indemnified Parties”), from and against any and all claims, causes of action, liabilities, liens, fines, penalties, demands, costs, fees, expenses (including reasonable attorney’s fees), suits, judgments, adjudications and losses of whatever kind or nature incurred by, or claimed against, any of the MGA-Indemnified Parties by reason of any bad faith, negligence, or other misconduct by MGA, or any of its officers, directors, employees or agents, or by reason of any breach of this Agreement by MGA.

c.	MGA shall have no indemnity obligation under this Agreement for any act or omission of MGA taken or omitted to be taken at the express direction of the Company.
d.	All indemnity obligations of MGA under this Agreement shall survive the termination or expiration of this Agreement.
e.
MGA warrants that it now has and shall maintain during the term of this Agreement for the protection and benefit of the Company and MGA liability insurance coverage and errors and omissions coverage in an amount of not less than One Million Dollars ($1,000,000) for any one event and in an amount of not less than Two Million Dollars ($2,000,000) in the aggregate. Such coverages shall be in a form and with a company acceptable to the Company and proof of such coverages shall be provided to the Company upon request.

ARTICLE VIII- TERMINATION

8.1.                          Continuing Authority.  The authority of MGA to issue Policies under this Agreement shall be continuous until terminated, except for mandatory renewals of existing Policies to the extent required by applicable law; and MGA agrees that such mandatory renewals will be with the Company.  This Agreement may be terminated by either party, at the end of any calendar quarter, without cause, by giving the other party not less than one hundred eighty (180) days prior written notice of such termination.

8.2.                          Termination by the Company with or without Cause.  This Agreement shall terminate:

a.	Automatically and immediately at the written election of the Company, if any public authority cancels or declines to renew any of the licenses of MGA necessary to fulfill the terms of this Agreement.
b.
Automatically and immediately in the event of a transfer, sale or pledge of the majority of the stock or a substantial portion of the assets of MGA, unless this Agreement is assigned with the express written consent of the Company, or unless the pledge of stock is to a federal or state charted bank to secure loans from the bank to MGA, provided in the event of such permitted pledge that this Agreement shall terminate if the pledged stock is foreclosed upon or otherwise acquired by the pledgee.

c.
At the election of the Company upon MGA's material violation of any provision of this Agreement; provided, however, that MGA will be allowed thirty (30) days, after written notice, to cure any non-monetary breach or default.

d.	Immediately, at the election of the Company for any failure by MGA to comply with the provisions of Section 6.3 a. or b.
e.	Sixty (60) days after delivery of written notice to terminate to MGA at the election of the Company for any reason.

f.
Sixty (60) days after any Change of Control. For purposes of this Agreement, a “Change of Control” means, with respect to the Company, (i) the sale of all or substantially all of the Company’s assets, (ii) the acquisition of a beneficial ownership interest of more than fifty percent (50%) of the outstanding voting equity interests of the Company or of Monarch National Holding Company by any person (except FNHC and Crosswinds and their respective affiliates in the case of a holding company affiliate transaction in which the ultimate direct or indirect beneficial ownership remains unchanged), or (iii) the acquisition of a beneficial ownership interest of twenty percent (20%) of the outstanding voting equity interests of FNIC or Federated National Holding Company (“FNHC”) by any person (other than any existing holder of voting equity interests of FNIC or FNHC, including Crosswinds and its affiliates) engaged in, or whose affiliate is engaged in, the business of providing property and casualty insurance in the United States of America.

8.3.                          Termination by MGA.  This Agreement may be terminated at the election of and upon written notice from MGA upon the failure of the Company: (a) to remain licensed in the State of Florida or any other state in which the Company is licensed and authorized to transact insurance; (b) to materially comply with Florida laws and Department Rules and Regulations and the applicable laws of such other states in which the Company is licensed and authorized to transact insurance, except if such failure is the result of any action or inaction of MGA; or (c) to comply with the material provisions of this Agreement; provided, however, that Company will be allowed thirty (30) days, after written notice, to cure any non-monetary breach or default.

8.4.                          Suspension and Revocation of Authority.  The Company may suspend MGA's underwriting authority during the pendency of any dispute regarding the termination of this Agreement.  The Company and MGA shall fulfill their obligations under the Policies regardless of any dispute.

8.5.                          Effect of Termination.  In the event of proper termination of this Agreement:

a.	Except as set forth in Section 7.2.h. herein, the obligations of MGA and the Company under this Agreement shall be discharged promptly;

b.	No party shall have a claim upon the other for loss of prospective profit or damage to the business arising therefrom; and
c.	All records pertaining to the Policies shall remain the property of the Company. MGA shall be entitled to retain copies of any such records. This provision shall survive termination of this Agreement.

8.6.                          Run-off.

a.	The Company shall, concurrent with its notice of termination or within thirty (30) days of MGA's notice of termination, notify MGA of whether the Company intends to have MGA service the Policies through their run-off, or whether it intends to manage the run-off itself. Except as set forth in Section 7.2.h. herein, MGA's compensation in either event is set forth in Schedule II to this Agreement. For purposes of this Agreement, the term "run-off" shall mean confirming coverage under the Polices to claims adjusters, administering the in-force Policies and any required renewals and endorsement thereof, providing reports to the Company as elsewhere required by this Agreement, paying premium to the Company and return premium to the insureds, collecting all sums due from Agents, including return commissions, and such other activities of MGA specifically required by this Agreement.
b.	MGA shall upon demand return to the Company any Policies, forms or other supplies imprinted with the Company's name regardless of who incurred the cost for same, or any Policies, forms or other supplies furnished to MGA by the Company, with the exception of any forms which in MGA's reasonable opinion are required to complete an orderly run-off of operations; but any forms so retained by MGA will be promptly returned to the Company upon completion of run-off operations. Following termination of this Agreement, neither FNHC nor any affiliate of FNHC may use the Company’s name in connection with any advertisement, circular, pamphlet or other publication related to insurance products.

c.	In the event this Agreement terminates and/or MGA refuses or is unable to administer and run-off business produced under this Agreement, then in that event MGA shall immediately provide the Company with an electronic back-up of all programs and data libraries, including updated source code and data files, used in the production and administration of business hereunder (the "Data"). The Company agrees that it shall utilize the Data solely for the purpose of administering and running off the business produced hereunder.
d.	MGA hereby grants, at no cost to the Company, a limited license to the Company to use MGA's software in connection with the administration and run-off of the business produced hereunder. MGA shall deliver the software, together with the source and object code for the software, as well as all available related manuals, immediately upon delivery of the Data to the Company as provided in the preceding Section.
e.	In the event that the Company elects to manage the run-off itself or through a third party, MGA will reasonably cooperate with the transfer of its administrative duties, including by returning originals (or copies to the extent originals are unavailable despite best efforts) of all records to the Company.

ARTICLE IX- ARBITRATION

9.1.                         Any controversy, claim or dispute arising out of or relating to this Agreement, including questions regarding the arbitrability of any issues or the scope, applicability, enforceability, validity or breach of this or any other provision of this Agreement or differences of opinion as to the interpretation of this Agreement, shall be submitted to arbitration, one arbitrator to be chosen by the Company, one by MGA, and an umpire by the two arbitrators (the arbitrators and umpire are referred to as the "Panel").

9.2.                         The Panel shall, unless the parties otherwise agree, meet in Fort Lauderdale, Florida.  Members of the Panel shall be disinterested officers or former officers of property and casualty insurance companies or insurance agencies authorized to transact business in the state in which the controversy, claim or dispute arose.

9.3.                          The arbitration shall be instituted by the claimant serving a notice upon the respondent setting forth a statement of the nature of the dispute and the name, address and current (or last, if retired) employment position of the arbitrator appointed by the claimant.  The respondent shall appoint its arbitrator within twenty (20) days after service of claimant's notice and shall, within such time, similarly notify claimant of the name, address and current (or last, if retired) employment position of the respondent's arbitrator.  If the respondent fails to appoint its arbitrator within such twenty (20) day period, the claimant shall also appoint the second arbitrator within ten (10) days after the expiration of the twenty (20) days for respondent to appoint its arbitrator.  If the two arbitrators fail to agree upon the appointment of an umpire at the end of the twenty (20) days following the last date of the appointment of the arbitrators, then they each shall, within ten (10) days thereafter, name three (3) candidates who serve as umpire, and within ten (10) days thereafter each shall decline two (2) of the candidates named by the other; within five (5) days thereafter, a decision shall be made by drawing lots as to which of the last two (2) candidates shall be the umpire.

9.4.                         The respondent shall submit its statement within twenty (20) days after receipt of the claimant's statement, and the claimant may submit a reply statement within ten (10) days after the receipt of the respondent's statement.  Copies of all statements shall be sent to the parties and the Panel.

9.5.                          Any hearing shall commence within thirty (30) days following the selection of the umpire.  The Panel shall render its decision within thirty (30) days following the termination of the hearings unless the parties consent to an extension.

9.6.                          The Panel shall issue its decision in writing upon evidence introduced at a hearing or by other means of submitting evidence in which strict rules of evidence need not be followed, but in which cross examination and rebuttal shall be allowed if requested.  The majority decision of the Panel shall be final and binding upon all parties to the proceeding.  Judgment may be entered confirming the award of the Panel in any court having jurisdiction thereof.

9.7.                          Each party shall bear the expense of its own arbitrator and shall jointly and equally bear the expense of the umpire.  The remaining costs of the arbitration proceedings shall be allocated by the Panel in its sole discretion.

9.8.                          In the event of subsequent actions or proceedings necessary to enforce the judgment entered thereon or any other rights flowing therefrom, the prevailing party shall be entitled to recover its reasonable attorney's fees.

9.9.                          Any suit, action, or other proceeding by or against either party to this Agreement, including any proceeding to compel arbitration, to confirm the arbitration award, or to enforce any remedy available to either party may be brought in the Circuit Court of the State of Florida, County of Broward, or in the United States District Court for the Southern District of Florida, and each of the parties hereto submits and consents to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action or proceeding.  The parties agree that process in any action or proceeding shall be personally served and that such service shall be sufficient to confer in personam jurisdiction over the party so served.

ARTICLE X- INDEMNITY AGREEMENT

10.1.                       MGA shall indemnify the MGA-Indemnified Parties against and in respect of any and all liabilities (as defined below), made or instituted against or incurred by the MGA-Indemnified Parties and which arise, either directly or indirectly, out of any action or inaction of MGA or any Agent, or their employees or representatives, in connection with any obligations of MGA arising out of this Agreement, including but not limited to any action or inaction of MGA concerning the termination of Agent(s) pursuant to all applicable laws.  This Section 11.1 does not apply to the extent that the loss resulted from action or inaction of MGA, which is a result of acting in accordance with the written instructions of the Company.

10.2.                          The Company shall indemnify MGA and its subsidiaries, successors, reinsurers and assignees, as well as its and their respective shareholders, directors, officers and agents (collectively, the “Company-Indemnified Parties”) against and in respect of any and all liabilities (as defined below) made or instituted against or incurred by the Company-Indemnified Parties and which arise, either directly or indirectly, out of any action or inaction of the Company, or their employees or representatives, in connection with any obligations of the Company arising out of this Agreement; but no Company-Indemnified Party will have a right to indemnification under this Section 10.2 to the extent any liabilities are the result of any action or inaction of any employee of either MGA or any affiliate of MGA in such employee’s capacity as an officer, director, employee, or agent of the Company or any of its affiliates.

10.3.                       For purposes of this Article X, "liabilities" means all claims, demands, actions, proceedings, liability, losses, damages, costs or expenses, including without limitation, attorneys' fees, disbursements and court costs.

10.4.                       The indemnification provisions of this Article X do not apply to covered claims made under any policy issued in accordance with this Agreement nor with regard to the Claims Services, as set forth in Section 7.8. herein.

10.5.                       All indemnity obligations herein shall survive the termination or expiration of this Agreement.

ARTICLE XI - GENERAL PROVISIONS

11.1.                       Survival.  Article IX on Arbitration, Section 8.5.c., Section 8.6 on "run-off", and all other provisions of this Agreement that are pertinent to the "run-off" and the Claims Services to be rendered under Section 7.2.h. shall survive the termination of this Agreement.

11.2.                       Independent Contractor Relationship.  Nothing herein shall create the relationship of employer and employee between the Company and MGA, it being understood and agreed that MGA is an independent contractor of the Company for the purposes set forth herein with all rights, powers and duties as such.

11.3.                       Non-Assignable.  Neither the Company nor MGA may assign this Agreement or any part thereof to another person or entity.

11.3(a)            Subcontracting.    MGA may subcontract or delegate its duties under this Agreement with other persons or entities, subject to the prior written consent of the Company, which consent may not be unreasonably withheld, but MGA will remain liable for such subcontractors’ and delegates’ action or inaction to the same extent as MGA would be liable if MGA took such action or failed to so act.

11.4.                       Modification.  This Agreement may not be changed, nor may any provision hereof be waived, except by a written document signed by both parties hereto and approved by the OIR.

11.5.                       Non-Waiver.  The failure of the Company or MGA to insist on strict compliance with this Agreement, or to exercise any right or remedy hereunder, shall not constitute a waiver of any rights contained herein or estop the parties from thereafter demanding full and complete compliance therewith, or prevent the parties from thereafter demanding full and complete compliance therewith, nor prevent the parties from exercising any right or remedy in the future.

11.6.                       Notice.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed duly given if delivered personally, or by a recognized courier service, or by registered or certified mail, return receipt requested, to the party for whom it is intended at the following address or such other address as the party may designate from time to time.

For MGA:	FedNat Underwriters, Inc. 14050 NW 14th Street, Suite 180 Sunrise, FL 33323

Attn: James G. Jennings, III

For the Company:	Monarch National Insurance Company 14050 NW 14th Street, Suite 180 Sunrise, FL 33323

Attn: Michael H. Braun

With a copy to:	Monarch National Holding Company 14050 NW 14th Street, Suite 180 Sunrise, FL 33323

Attn: Board of Directors

And:	Dechert LLP US Bank Tower 633 West 5th Street, 37th Floor Los Angeles, CA 90071

Attn: Philippe Phaneuf, Esq.

And:	Broad and Cassel 7777 Glades Road, Suite 300 Boca Raton, FL 33434

Attn: Nina S. Gordon, Esq.

Notices shall be deemed given when delivered, or three (3) days after delivery to the courier or mailing, as above provided.

11.7.                        Invalidity.  If any provision of this Agreement should be found to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

11.8.                        Governing Law.  This Agreement shall be interpreted under and pursuant to the laws of the State of Florida, without giving effect to its conflicts of laws provisions.  The parties to this Agreement each hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto; in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise.  The parties to this Agreement each hereby agrees and consents that any such claim, demand, action, or cause of action will be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

11.9.                        Assigns.  Subject to the provisions of 12.3 hereof, this Agreement shall bind and benefit the successors and permitted assigns of the parties.

11.10.                     Company Action.  Any matter in this Agreement requiring the consent of the Company (which will not include MGA’s settlement of claims except as authorized herein) will require the consent of the Board of Directors of the Company together with the Company’s shareholder’s consent.

11.11.                     Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

11.12.                     Entire Agreement.  This Agreement and other written agreements between the Company and MGA of even date herewith constitute the entire agreement between the Company and MGA and supersede all prior contracts or agreements with respect to MGA’s production and administration of the Policies, whether oral or written, including any term sheet exchanged between the parties, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

FEDNAT UNDERWRITERS, INC.

BY:	/s/ James G. Jennings, III	Date:	March 17, 2015

Name:	James G. Jennings, III
Its:	President

MONARCH NATIONAL INSURANCE COMPANY

BY:	/s/ Michael H. Braun	Date:	March 17, 2015

Name:	Michael H. Braun
Its:	President

[Signature Page to MGA Agreement]

SCHEDULE I

AUTHORIZED COVERAGES, TERRITORY AND
LIMITS OF COVERAGE

MGA is authorized as respects:

Coverages: MGA is authorized to administer and manage the Policies for all coverages for which the Company is licensed.

Territory: MGA is authorized to represent the Company in the following jurisdictions in which the Company has a valid license and certificate of authority:

FLORIDA

Any jurisdiction upon which theCompany obtains a license and certificate of authority to transact business after the Effective Date of this Agreement shall be automatically included within the territory in which MGA is authorized to represent the Company.

Limits: MGA is authorized to commit the Company to all coverages and limits as further described in the Monarch National Insurance Company Underwriting Manuals as filed by the Company with its rate and form filing with the Florida Office of Insurance Regulation or any other state insurance regulatory authority where the Company transacts business.

SCHEDULE II

COMPENSATION

Commission Applicable to New and Renewal Business for MGA Services

The Company and MGA agree to the following commission schedule for the Managing General Agent Services, excluding Claims Services, described in this Agreement and its Schedules with respect to Company’s new and renewal business.

MGA shall retain four percent (4.0%) of the Company's Total Written Annual Premium exclusive of the actual acquisition expenses payable to the Producing Agents as MGA’s commission for its Managing General Agent Services.  Said compensation shall be inclusive of all services to be provided hereunder other than the Claims Services.  Such commission shall be deducted from the premiums remitted to Company by MGA and adjusted on the 15th day after the end of each and every consecutive month during the Term of the Agreement beginning with the Effective Date.

For purposes of this Agreement, the term “Total Written Annual Premium” is defined as the total of gross direct and assumed written premium per the statutory financial statements of the Company, but shall not include any flood insurance premium written by the Company.  Further, Total Written Annual Premium shall not include any policy fees or assessments.

The total Written Annual Premium shall exclude MGA policy fee as provided in Section 3.7 of this Agreement, EMT charges or other non-commissionable fees.  MGA shall be entitled to the policy fee in addition to all other sums payable hereunder.

The above fees do not include Allocated Loss Adjustment Expenses as defined in Section 7.7 of the Agreement.  The above fees do not apply to class action suits, catastrophic events or subrogation or salvage activities.

SCHEDULE III

To the

MANAGING GENERAL AGENCY AGREEMENT

By and between

FedNat Underwriters, Inc. (“MGA”)

And

Monarch National Insurance Company (“Company”)

A.	SERVICES

During the term of this Agreement, MGA shall be the exclusive provider of the claims administration services (the "Claims Services") defined below for all reported and assigned claims of the Company for policies of insurance written by or through Company.  MGA will provide the services and general management of the Claims Services described herein for subject claims as follows:

1.            The Company grants MGA the authority to investigate, evaluate, handle, adjust and settle each claim assigned according to applicable state law, the terms and conditions of the policy and any written standards that may be provided by Company in addition to the provisions of this Agreement.

2.            Loss reporting will be by Internet, fax, or phone.  Losses may be reported 24 hours a day.  The Internet, fax and phone reporting will be checked for new losses every two (2) hours from 8:00 AM until 11:00 PM.

3.            Coverage will be verified on all cases through the Company by procedures mutually agreed upon, in writing, by the parties.  Contact will be made with claimant or insured within twenty-four (24) hours of loss reporting, excluding catastrophic events.

4.            MGA will administer the claim valuation process and will use in this endeavor a combination of staff, adjusters, and appraisers.

5.            MGA will perform all reasonable, necessary and customary administrative and clerical work in connection with claim or loss reports.

6.            MGA will establish and maintain a claim file for each reported claim or loss with a copy of the policy for each reported claim.  The claim file will have an activity log which shall be reviewable at any and all reasonable times by the Company subject to the provisions of Section 7.5. of this Agreement.  Catastrophe claims will not require an activity log.

7.            MGA will retain and coordinate legal counsel on behalf of the Company in connection with any litigation of the Company relating to claims arising under Policies.  MGA will work with counsel to determine the best course of action within a reasonable budget within the scope of authority granted by the Company.  The selection and retention of legal counsel shall be the Company’s sole prerogative.

8.            For non-catastrophic claims, MGA will enter in the Company’s designated claims administration system each claim and a recommended reserve within forty-eight (48) hours which initial reserves will be a statistical reserve and adjusted within fifteen (15) business days based upon the adjuster’s inspection of damages barring unforeseen circumstances beyond MGA’s control.  The Company shall have the ultimate authority in establishing all reserves and all component aspects thereof.  MGA shall consult with the Company and provide notice to the Company in a timely manner with respect to any of the following:

(a)          Any loss or claim resulting in legal action being instituted against MGA or the  Company;

(b)         Any loss or claim causing a complaint to be filed with any regulatory authority;

(c)          Any inquiry from any regulatory authority, including but not limited to, any insurance  department, with respect to any claim or claims.

(d)          Any claim for which MGA deems it appropriate to deny policy coverage or which involves a coverage dispute;

(e)          Any claim which might ultimately result in payment(s) in excess of one hundred thousand dollars ($100,000).  MGA shall forward a copy of such claim file to Company at its request.  The Company grants MGA claims settlement authority up to one hundred thousand dollars ($100,000);

(f)           Any open claim that involves an allegation of extra-contractual obligations;

(g)         Any claim involving a fatality, amputation, spinal cord or brain damage, loss of eyesight, extensive burns, poisoning, or multiple fractures;

(h)         Any claim involving a minor; or

(i)            any claim involving a claim of bad faith or seeking class action certification.

9.        MGA will perform periodic review (at least semi-annually) at mutually agreed upon intervals of outstanding claim reserves, and recommend changes to outstanding claim reserves.

10.      MGA will prepare all compromises, releases, agreements and any other documents reasonably necessary to finalize and close claims.  For all settlements, MGA will issue payments of claims and allocate loss adjustment expenses only on checks of, and as authorized by, the Company.  A check in payment of a claim shall be issued within forty-eight (48) hours after the claim is determined payable by MGA, except in the event of a catastrophic event.

MGA hereby agrees to prepare, sign and issue checks in accordance with the procedures adopted by the Company.  Any check prepared by MGA must be signed by authorized individuals.

MGA shall promptly transmit any monies collected through salvage and subrogation to the Company, and maintain a register of all such collections (the “Salvage and Subrogation Register”).  The Salvage and Subrogation Register shall include, but shall not be limited to, the following information:  date of receipt of funds, the claim number, the payer, and the amount of such payment.

MGA shall have a fiduciary duty to the Company with respect to MGA’s receipt and disposition of all money of the Company coming into the possession or control of MGA.

12.         Service standards and claims documentation will be in compliance with all state regulations dealing with the adjusting and handling of claims.  MGA will periodically review the development of the claims handling procedure with the Company to identify problems and recommend corrective action.

13.         MGA will diligently pursue and prosecute the Company’s salvage and subrogation rights relating to any losses.  MGA will use reasonable efforts to collect funds arising from the enforcement of such rights.

B.	LOCATION OF PROVISION OF SERVICES:

As mutually agreed upon by the Company and MGA.

SCHEDULE III A

Fees Applicable to New and Renewal Business for Claims Services

Company and MGA agree to the following fee schedule for the Claims Services described in this Agreement and its Schedules with respect to Company’s new and renewal business.

Company shall pay MGA 3.6% of the Company's Total Earned Annual Premium for Claims Services rendered by MGA.  For purposes of this Agreement, the term “Total Earned Annual Premium” is defined as the total of gross direct and assumed earned premium per the statutory financial statements of the Company but shall not include any flood insurance premium written by the Company.  Further, Total Written Annual Premium shall not include any policy fees or assessments.

Such fees shall be payable on the 15th day of each and every consecutive month during the Term of the Agreement beginning with the Effective Date.  These fees will be adjusted when the Company’s Total Earned Annual Premium is determined and identified on the Company’s annual report filed with the Florida Office of Insurance Regulation.  Any balance due from these adjustments shall be paid to the other party no later than March 15th of the year in which such annual report is due and filed.

The above fees do not include Allocated Loss Adjustment Expenses as defined in Section 7.7 of the Agreement.  The above fees do not apply to class action suits, catastrophic events or subrogation or salvage activities.

Total Earned Annual Premium shall exclude MGA policy fee of as provided in Section 3.7 of this Agreement, EMT charges or other non-commissionable fees.

SCHEDULE III B

Additional Compensation

On a monthly basis, the Company shall pay MGA 25% of all subrogation and salvage amounts recovered by MGA.

SCHEDULE III C

Time and Expense Fees

Any other services not contemplated by this Agreement shall be provided by MGA, as follows:

Any other services not contemplated by this Agreement shall be provided by MGA, as mutually agreed to by the parties hereto, on a time and materials basis at a rate of seventy-five dollars ($75.00) per person-hour plus reasonable actual incurred out of pocket expenses.

The fees set forth in this Schedule are not to be utilized unless specifically agreed to in writing by the parties for specifically agreed to matters.

The following matters are specifically agreed to as being governed by this Schedule III C:

Assistance with any DFS, OIR, or other regulatory audit or investigation required of the Company.

SCHEDULE III D

Catastrophe Management Services & Fees

Catastrophe Loss expense shall be reimbursed as follows:

$200 per claim for file setup, assignment, review and payment plus the following amounts per the CAT fee schedule basis.

Claim Range	Fee

Erroneous Assignment	$50.00

Claim Withdrawn	$50.00

Claim Closed Without Payment	$225.00

Re-opens (no additional loss payments)	T&E (max $225)

Re-opens (with additional loss payment)	Gross amount of written

	$01 - 1,000	$325.00
	$1,000.01 - $2,500	$450.00
	$2,500.01 - $5,000	$525.00
	$5,000.01 - $7,500	$600.00
	$7,500.01 - $10,000	$675.00
	$10,000.01 - $15,000	$775.00
	$15,000.01 - $25,000	$875.00
	$25,000.01 - $35,000	$1,025.00
	$35,000.01 - $50,000	$1,275.00
	$50,000.01 - $100,000	$1,625.00
	$100,000.01 - $250,000	2.3% but not less than $3,000
	$250,000.01 and up	2.1% but not less than $5,750
Sinkholes		T&E

The adjustment includes prompt contact, premise inspection, scope, itemized estimate, collection of invoices, receipts, photographs displaying damaged and non-damaged areas and compliance to service standards.